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                                       EXHIBIT 12.1

                          WINSLOEW FURNITURE INC. AND SUBSIDIARIES
                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


             Successor                          Predecessor
             Company                            Company
             Period        Period
             from August   from January
             27, 1999 to   1, 1999
             December 31,  to August 26,

                    1999    1999        1998        1997      1996     1995
                   -----  ---------   ------   ----------   -------   -------
( In thousands )
Income Statement
 Data:
Income from
continuing
operations
before income
taxes and
extraordinary
items               $3,736  24,114    $29,247     $17,999    $13,377     $6,946

Add:
Interest expense     8,804     106        635       2,296      3,083      3,841
                    ------  -------   --------    --------   --------   -------
Earnings as
defined             12,540  24,220      29,882      20,295     16,460     10,787
  by agreement

Fixed charges

Interest expense
including
amortization
of debt
expensed             9,005     304         635       2,296      3,083      3,841

Ratio of
earnings to
fixed charges        1.39x     79.67x      47.1x       8.8x        5.3x      2.8x

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